Exhibit 10.3

Uber Technologies, Inc.

1515 Third Street

San Francisco, CA 94158

June 28, 2023

EMPLOYMENT AGREEMENT
(As amended and restated June 28, 2023)

Dear Dara,

Your employment by Uber Technologies, Inc., a Delaware corporation (the “Company”) has been governed by the terms and conditions set forth in your previous employment agreement with the Company, dated April 9, 2019. Your continued employment by the Company shall be governed by the terms and conditions set forth below in this amended and restated employment agreement (the “Agreement”). This Agreement shall be effective upon the date set forth above.

1.             Duties and Scope of Employment.

a.              Position. The Company will continue to employ you in the position of Chief Executive Officer (“CEO”). You will report to the Company’s board of directors (the “Board”). You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position and such additional duties commensurate with the position as may be assigned or delegated to you by the Board. This is a full-time position. While you serve as the Company’s CEO, and subject to the requirements of the Company’s bylaws and applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed, if applicable), the Board or the appropriate committee of the Board will nominate you for re-election to the Board at each annual meeting at which you are subject to re-election.

b.              Principal Work Location. Your principal place of employment will be at one of the Company’s U.S. offices, at the discretion of the Board.

c.              Obligations to the Company. During your employment, you shall devote your full business efforts and time to the Company, except as provided herein. Without express written consent of the Board, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or, except as set forth on Attachment A, own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, you may (i) serve on corporate, civic, or charitable boards or committees, including the corporate boards on which you currently serve as set forth on Attachment A; (ii) continue to provide advisory services to the entities set forth on Attachment A; or (iii) deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments, in the case of each of clauses (i), (ii), and (iii) of this sentence, without such advance written consent; provided that such activities do not individually or in the aggregate interfere with the performance of your duties hereunder. You will comply with the Company’s policies and rules, as they may be in effect from time to time during your employment.

d.             No Conflicting Obligations. You represent and warrant that you are under no contractual or other obligations or commitments that are inconsistent with your obligations under this Agreement, including but not limited to any restrictions that would preclude you from providing services to the Company. In connection with your employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person or entity has any right, title, or interest, and your employment will not infringe or violate the rights of any other person or entity. You confirm that you have not removed or taken and will not remove or take any documents or proprietary data or materials of any kind with you from any former employer to the Company without written authorization from that employer. You are hereby notified that you may be entitled to immunity from liability for certain disclosures of trade secrets under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b).

2.             Compensation.

a.              Salary. The Company will pay you as compensation for your services an annual base salary, currently $1,000,000, payable in accordance with the Company’s standard payroll procedures. This is an exempt position, which means that your salary is intended to compensate you for all hours worked, and you will not be eligible for overtime pay.

b.              Annual Cash Bonus. For each calendar year, you will be eligible to participate in the Uber Technologies, Inc. Executive Bonus Plan (the “Bonus Plan”), under which you may receive an annual cash bonus (the “Bonus”). The target amount of your Bonus (the “Target Cash Bonus”) will be determined by the Compensation Committee of the Board (the “Compensation Committee”) after consultation with you; provided that your Target Cash Bonus for each fiscal year shall be no less than $2,000,000. The actual amount of any Bonus, and your entitlement to the Bonus, will be subject to the terms of the Bonus Plan.

c.              Annual Equity Grant. Subject to the approval of the Company’s Board of Directors (or a duly constituted committee thereof), you will be eligible to receive an annual grant of restricted stock units ( “RSUs”) or other equity or equity-based awards (each grant, an “Annual Equity Grant”). Each Annual Equity Grant will be subject to the terms and conditions set forth in (i) the Company’s 2019 Equity Incentive Plan, as amended (the “Incentive Plan”), or any applicable successor plan, and (ii) the applicable award agreement. The Board or the Compensation Committee will determine the amount of each Annual Equity Grant, and the applicable terms and conditions.

The foregoing provisions (a)-(c) are subject to the terms and conditions of any applicable plans and/or policies of the Company, as amended from time to time. You agree to pay any income or other taxes that are required to be paid in connection with your receipt of this compensation.

3.             Paid Time Off and Employee Benefits.

You will be eligible for paid time off in accordance with the Company’s paid time off policy generally available to similarly situated employees of the Company, as it may be amended from time to time. You will also be eligible to participate in the Company’s employee benefit plans that are generally available to similarly situated employees of the Company, subject to the terms and conditions of the applicable plans (as in effect from time to time) and to the determinations of any person or committee administering such plans. The Company reserves the right to amend or terminate its employee benefit plans at any time.

4.             Business Expenses.

The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with performance of your duties. You must promptly submit an itemized account of expenses and appropriate supporting documentation, in accordance with the Company’s generally applicable policies.

5.              Termination.

a.              Employment at Will. Your employment will be “at will,” meaning that either you or the Company are entitled to terminate your employment at any time and for any reason, with or without cause or notice, notwithstanding any contrary representations that may have been made to you. This Agreement will constitute the full and complete understanding between you and the Company on the “at-will” nature of your employment, which may be changed only in a writing signed by you and a duly authorized Company officer.

b.              Rights Upon Termination.

1.              Termination for Any Reason. Upon the termination of your employment for any reason, you will be entitled to: (i) any accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred through the date of termination, in accordance with Section 4 of this Agreement, and (iii) any vested benefits under the Company’s employee benefit plans, in accordance with the terms and conditions of such plans.

2.              Severance Benefits. You will be entitled to the severance benefits provided under the Uber Technologies, Inc. 2019 Executive Severance Plan, as amended and restated on June 28, 2023, or any applicable successor plan (the “Severance Plan”). This Agreement will be considered your “Participation Agreement” within the meaning of the Severance Plan, and the terms of this Section 5(b)(2) are hereby incorporated into the Severance Plan. Notwithstanding the treatment of equity provided under this Section 5(b)(2), if you become entitled to benefits under the terms of the Severance Plan with respect to the treatment of equity,that are more favorable to you than the treatment of equity under the terms of this Agreement, then you shall be entitled to the more favorable treatment of equity under the terms of the Severance Plan. The Severance Plan’s terms are modified with respect to your participation in the Severance Plan as follows:

i.      Definition of Change in Control. The definition of “Change in Control” set forth in the Severance Plan shall be modified so that, solely for purposes of determining whether your cash severance benefits are payable in the form of installments or a lump sum, “Change in Control” shall mean an “Acquisition” within the meaning of the Company’s 2013 Equity Incentive Plan, as amended, so long as the Change in Control is a permissible payment event under Section 409A.

ii.      Accelerated Equity Vesting upon a Qualifying Termination During Change-in Control-Period. If you become entitled to benefits under the otherwise applicable terms of the Severance Plan upon a Qualifying Termination within a Change-in-Control Period, in lieu of any other equity acceleration benefits provided by the Severance Plan, you will be entitled to: immediate acceleration of all time- or service-based vesting conditions applicable to all of your equity awards (other than, if the applicable performance conditions have not been met, (A) any performance-based equity awards, and (B) the Performance Portion of the Sign-On Option).

iii.      Change in Control Occurs After Termination. If a Change in Control occurs within the three (3) months following your Qualifying Termination, the benefits to which you were otherwise entitled under the Severance Plan are superseded by the benefits to which you become entitled under the Severance Plan in the event of a Qualifying Termination that occurs during a Change-in-Control Period, and in all cases, subject to the limitations and provisions in the Severance Plan. Upon your Qualifying Termination not within a Change-in-Control Period, all of your then-unvested equity incentive awards will remain outstanding for up to three (3) months following your Qualifying Termination to permit the additional acceleration that may come to apply under the Severance Plan.

iv.      Treatment of Certain Equity Awards upon a Change in Control. If, following a Change in Control, the surviving entity (A) does not assume your outstanding equity awards, or (B) assumes your outstanding equity awards and then cancels such awards, then all of your outstanding time- or service-based equity awards that (y) were not assumed or (z) were assumed and then canceled, will vest in full and become immediately exercisable or settled, as the case may be; provided that, in all cases, performance-based equity awards shall be governed exclusively by the terms set forth in the applicable performance-based equity awards or the applicable Incentive Plan. For clarity: (A) the Performance Portion of the Sign-On Option will not vest pursuant to this Section 5(b)(2)(v) unless the Change in Control is a Qualifying Value Change in Control, and (B) any equity awards for which all performance conditions have been satisfied as of, before, or as a result of the Change in Control shall be treated as time- or service-based equity awards, and not be deemed “performance-based equity awards,” for purposes of the immediately preceding sentence.

v.      Benefit Continuation. If you become entitled to a cash payment under Section 4.2 of the Severance Plan (as in effect on the date hereof) or any successor provision, then in lieu of any cash payments under Section 4.2 of the Severance Plan, you will be entitled to cash payments in twelve (12) monthly installments upon a Qualifying Termination (twenty-four (24) monthly installments for a Qualifying Termination within a Change-in-Control Period) beginning on the date of the Qualifying Termination, subject to any delay required under the Severance Plan for payment to a “specified employee” within the meaning of Section 409A (as defined below). Each installment will equal the sum of (A) the monthly COBRA premiums for your Company-sponsored group medical and dental coverage effective as of the date of your Qualifying Termination (for both you and your eligible dependents), and (B) the full monthly premium for your Company-sponsored life insurance coverage effective as of the date of your Qualifying Termination. The amount of the monthly premiums will be determined for each monthly installment based on the then-effective rates (and regardless of whether you elect, or continue, COBRA coverage).

c.              Resignation. Notwithstanding any other provision of the Severance Plan (including the modifications in this Agreement), upon a termination of your employment, unless otherwise requested by the Board, you agree to resign from all positions you may hold with the Company and any of its subsidiaries or affiliated entities at such time (including as a member of the Board) prior to the time you deliver the release required pursuant to Section 6 of the Severance Plan, and no payments or benefits under the Severance Plan (including the modifications in this Agreement) will be due to you unless you have resigned from all such positions.

d.              Definition of Good Reason and Cause. In lieu of the definitions of “Good Reason” and “Cause” provided in the Severance Plan, the following definitions shall apply, respectively:

“Good Reason” means the occurrence of any of the following events without your consent: (i) a material diminution in your authority, titles, duties or responsibilities as in effect immediately prior to such reduction; (ii) the assignment to you of any duties or responsibilities that are inconsistent with the customary duties and responsibilities of a chief executive officer; (iii) the failure of the Company to maintain your position as the sole chief executive officer and most senior executive officer of the Company, with all employees of the Company reporting directly or indirectly to you; (iv) your removal from, or failure to be appointed or elected (or, as applicable, reappointed or re-elected), as a director of the Company; (v) the appointment of an executive chairman of the Board; (vi) any requirement for you to report to anyone other than the Board; (vii) any deliberate undermining of your authority by any member of the Board outside the normal Board oversight process or any deliberate attempt to usurp your authority by any member of the Board outside the normal Board oversight process, in each case, that results in a material and adverse effect on your authority or your ability to carry out your duties and responsibilities as the Company’s CEO; (viii) a material reduction by the Company in your annual base salary or annual Target Cash Bonus, as initially set forth herein or as increased thereafter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual base salary or annual Target Cash Bonus that (A) occurs pursuant to a salary reduction program affecting substantially all of the senior executives of the Company; and (B) does not adversely affect you to a greater percentage than other similarly situated senior executives; (ix) a relocation of your business office, required by the Company or its successor, to a location more than forty (40) miles from the location at which you performed your duties immediately prior to the relocation, except for required travel by you on the Company’s business to an extent substantially consistent with your business travel obligations prior to the relocation, it being agreed that your relocation to San Francisco shall not constitute Good Reason; or (x) a material breach by the Company of this Agreement; provided, however, that any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice of your intent to terminate for Good Reason, within ninety (90) days following the first occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (such 30-day period, the “Cure Period”); and (3) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

“Cause” means the occurrence of any of the following events, as determined by the Company and/or the Board in its and/or their sole and absolute discretion: (i) your conviction of, or plea of nolo contendere to, any felony; (ii) your commission of, or participation in, intentional acts of fraud or dishonesty against the Company that results in material harm to the business of the Company; (iii) your intentional, material violation of any contract or agreement between you and the Company or any statutory duty you owe to the Company that results in material harm to the business of the Company; (iv) your conduct that constitutes gross insubordination or habitual neglect of duties and that results in material harm to the business of the Company; (v) your intentional, material failure to follow the lawful directions of the Board; or (vi) your intentional, material failure to follow the Company’s written policies that are generally applicable to all employees or all officers of the Company and that results in material harm to the business of the Company; provided, however, (1) that willful disregard shall be deemed to constitute intentionality for purposes of this definition and (2) that the action or conduct described in clauses (iii) through (vi) above will constitute “Cause” only if such action or conduct continues after the Company has provided you with written notice thereof and thirty (30) days following the receipt of the written notice to cure the same if such action or conduct is curable.

e.              Nondisparagement. Section 5.2 (Nondisparagement) of the Severance Plan is hereby replaced in its entirety with the language of Section 9 of the Exhibit B Release attached thereto and shall be effective regardless of whether such Release is executed.

f.               Modification. Notwithstanding Section 8.4 of the Severance Plan, the Severance Plan may not be amended without your consent to reduce the amount of cash severance for which you are eligible under the Severance Plan or to otherwise adversely affect the terms of this Agreement applicable to you, including without limitation the modifications to the Severance Plan that are provided for in this Agreement, in each case, as of the effective date of this Agreement.

g.              Definitions. When used in capitalized form in this Agreement, the following words and phrases have the meanings set forth below, unless otherwise stated:

“Change in Control” shall have the meaning set forth in the Severance Plan, except as set forth in Section 5(b)(2)(i) of this Agreement.

“Change-in-Control Period” shall have the meaning set forth in the Severance Plan.

“Performance Condition” means the performance condition that applies to the Sign-On Option.

“Performance Portion” means the portion of the Sign-On Option that is subject to the Performance Condition.

“Qualifying Termination” shall have the meaning set forth in the Severance Plan.

“Qualifying Value Change in Control” means a Change in Control in which acquisition proceeds equal or exceed $120 billion (excluding, for this aggregate value, any earnouts, but including indemnity holdbacks and escrows if the Sign-On Options are subject to such escrow in the same manner, on a pro rata basis, as apply to shares of the Company’s Class A common stock).

“Sign-On Option” means the option to purchase Company stock granted to you in connection with your commencement of employment with the Company.

6.             Successors.

a.              Company’s Successors. The terms of this Agreement will be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business or assets that becomes bound by this Agreement.

b.              Your Successors. This Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

7.             Non-Solicitation.

During the term of your employment with the Company, and for two years after the termination of your employment with the Company, you will not, on behalf of yourself or any third party, directly or indirectly, solicit or attempt to induce any employee of the Company to terminate his or her employment with the Company, except that (a) you may on your behalf (or on behalf of a third party) engage in a general solicitation for employment; provided that neither you nor such third party have targeted such recruitment efforts at the Company, and (b) you may on your behalf (or on behalf of a third party) employ any person who either responds to such general solicitation or otherwise contacts you or such third party on his or her own initiative, without solicitation or encouragement, directly or indirectly, by you or such third party.

8.              Miscellaneous Provisions.

a.              Modifications and Waivers. No provision of this Agreement will be modified, waived, or discharged unless the modification, waiver or discharge is reflected in writing signed by you (or your authorized representative) and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision, or of the same condition or provision at another time.

b.              Whole Agreement. No other arrangements, agreements, representations, or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the exhibits attached hereto contain the entire understanding of the parties with respect to the subject matter hereof and supersede any prior agreements relating to such subject matter (including any prior employment agreements) except the confidentiality and invention assignment agreement previously entered into by you and the Company, the alternative dispute resolution agreement previously entered into by you and the Company (the “Alternative Dispute Resolution Agreement”), any equity or equity-based award agreements, and any clawback policy maintained by the Company.

c.              Choice of Law and Severability. This Section 8(c) does not apply to the Alternative Dispute Resolution Agreement, and to the extent that this Section 8(c) conflicts with the Alternative Dispute Resolution Agreement, the provisions contained in the Alternative Dispute Resolution Agreement control. Subject to the preceding sentence, this Agreement otherwise shall be interpreted in accordance with any present or future statute, law, ordinance, or regulation (collectively, the “Law”)of the State in which you work/last worked without giving effect to provisions governing the choice of Law, and if any provision of this Agreement becomes or is deemed invalid, illegal, or unenforceable in any applicable jurisdiction by reason of the scope, extent, or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any Law, then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

d.              No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement only to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

e.              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

f.               Indemnification. In addition to being indemnified under Company bylaws, you and the Company will promptly enter into an indemnification agreement in substantially the same form provided to other similarly situated officers and directors of the Company to the extent you and the Company have not already entered into such an agreement. You will be named as an insured on the director and officer liability insurance policy currently maintained by the Company or as may be maintained by the Company from time to time.

g.              Taxes; Section 409A. All forms of compensation paid to you by the Company, including any payments made pursuant to this Agreement, are subject to reduction (or payment by you, to the extent that additional amounts are required) to reflect applicable withholding and payroll taxes and other applicable deductions. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company related to tax liabilities arising from your compensation. The payments and benefits under this Agreement are intended, and will be construed, to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); provided, however, that nothing in this Agreement shall be construed or interpreted to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from you to the Company or to any other entity or person. Any payment to you under this Agreement that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. If, upon separation from service, you are a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and triggered by a separation from service that would otherwise be paid within six months after your separation from service will instead be paid in the seventh month following your separation from service or, if earlier, upon your death (to the extent required by Section 409A(a)(2)(B)(i)). Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. To the extent any nonqualified deferred compensation subject to Section 409A payable to you could be paid in more than one taxable year depending upon you completing certain employment-related actions, then any such payments will commence or occur in the latest such taxable year to the extent required to avoid the adverse consequences of Section 409A. Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred, and all taxable reimbursements and in-kind benefits shall be provided in accordance with Section 1.409A-3(i)(1)(iv) of the regulations under Section 409A. The parties agree that if necessary to avoid non-compliance with Section 409A, they will cooperate in good faith to modify the terms of this Agreement or any applicable equity award; provided, that such modification shall endeavor to maintain the economic intent of this Agreement or any such equity award.

To indicate your acceptance of the terms and conditions of this Agreement, please sign and date this Agreement in the space provided below and return it to me.

ACCEPTED AND AGREED:

Signed:

Dara Khosrowshahi	Nikki Krishnamurthy
SVP, Chief People Officer
Uber Technologies, Inc.

Date:	Date:

ATTACHMENT A

Permitted Boards

●	Director of Expedia, Inc. (including serving on one or more board committees thereof)
●	Director of Aurora Innovation, Inc. (including serving on one or more board committees thereof)
●	Director of Grab Holdings Ltd. (including serving on one or more board committees thereof)

Permitted Entities for Advisory Services

●	Catalyst (a non-profit organization)
●	New York Stock Exchange, as a member of the Board Advisory Council

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